UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 9, 2002
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about August 19, 2002.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 6, 7, 8, 9, 10, 11, 12, 15, 18, 19, 21, 23, 27, 32, and 35 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

RESPONSES TO SELECTED QUESTIONS REGARDING SECOND QUARTER 2002 RESULTS

1.    How would the International Air Transport Association's Resolution 502 impact Expeditors from either a financial or operating standpoint? Would you incur any additional costs? If so, how might we estimate them and do you believe you would be able to pass these higher costs on to shippers? How might shippers change their shipping behavior if the conversion calculation for low density cargo is reduced from 6000 cubic cm per 1 kilogram to 5000 cubic cm per 1 kilogram?

By way of background, the transportation industry has two standards which are used to determine the weight of a shipment. The first is the actual weight of the shipment. This is easy enough to measure, as you merely place the shipment on a scale and read the resulting weight. How can there be another way, you ask?

A ton of lead takes up much less space than a pile of feathers would assuming the pile also weighed a ton. While these two commodities have equal weight, on an airplane, where space is a finite resource, the ton of lead is much more desirable than the pile of feathers. To compensate for this, a way had to be found to charge not only for the actual weight of a shipment, but also take into account the amount of space a shipment requires. A second way to measure cargo was created.

The industry solution was to measure the shipment by calculating its area (length × width × height is helpful for boxes, but as any twelve-year-old knows there are other alternatives for shapes such as drums and pyramids). Area is then converted to weight using an industry standard conversion factor. Currently, that industry standard factor is one kilogram equals 6000 cubic centimeters. This can also be expressed as one pound equals 166 cubic inches. The weight charged for a shipment, known to us as the chargeable weight, is the greater of the actual weight or volumetric weight. The volumetric weight is sometimes referred to as dimensional weight. A ton of lead would have actual weight which equals its chargeable weight. The pile of feathers would have a chargeable weight well in excess of the ton of actual weight.

The International Air Transport Association (IATA) Resolution 502 changes the factor from a 6000 cubic centimeter per kilogram standard to a 5000 cubic centimeter per kilogram standard. This in effect would lower the threshold of cargo which "dims out"—meaning that at the extremes, and the pile of feathers is certainly an extreme example, the chargeable weight for fluffy cargo would be twenty percent higher.

Operationally, this is a non-event. We would merely be doing what we already do, measuring the amount of space taken by cargo, and assigning a different factor to derive the dimensional weight.

Given that our air export system can handle all the math involved in calculating chargeable weights, it is a small matter to teach the machine to divide by 5000 instead of 6000.

From a financial standpoint, the change may not mean all that much and in fact, in some instances could be as big a detriment as it is a benefit. To the extent that we can apply the volume rules as a principle to enhance consolidation efficiencies (and hence profitability), we would likely have the same rules applied to us by the airlines with whom we contract for space.

Finally, for the last part of the question, it is difficult to predict how a change like this would impact customers. It would certainly only affect customers with extreme freight. Customers with real fluffy freight and customers with real heavy freight could both expect to pay a little more. As for our position, we have officially stated that we could not support this resolution on behalf of our customers without having questions answered concerning some key issues.

2.    Is it possible to be registered to receive e-mail alerts for upcoming Investor Relations events?

No. We don't send e-mail alerts for upcoming Investor Relations events for the simple reason that we don't do Investor Relations events, at least not in the context that your query implies.

3.    Who is your transfer agent?

  EquiServe Trust Company, N.A.
  P.O. Box 2500
  Jersey City, NJ 07303

  Shareholder Services: (800) 756-8200
  Hearing Impaired/TDD (201) 222-4955
  Website:   www.equiserve.com

4.    I am an analyst looking at Expeditors. Someone told me the company does not do business with China, although Asia is an important region for the company. Is this true? Why? If not true, how significant is China as a source of revenues (%)?

First off, we need to clarify what you mean by "China". We assume that you are referring to the People's Republic of China (PRC) as opposed to the Republic of China (ROC) which is also known as Taiwan. However, we can confirm for you that either way we have offices in the country you are thinking about.

In the PRC, we have 12 offices operating with what is called a "Class A License." This license allows us to operate in our own name, as opposed to having to operate through a state-owned forwarder. This allows us to provide our customers with a seamless service offering while establishing our name and identity in the important and growing PRC market.

In the ROC or Taiwan, we have had significant market share since the inception of our company and are currently one of the largest forwarders in that country.

In 2001, less than 10% of our revenues came from the PRC while approximately 12% of our revenues came from Taiwan.

We have no idea who the "someone" you were talking with was, but we can't imagine how anyone who had more than a passing acquaintance with us gave you this sort of information. Obviously your "someone" didn't do their homework.

5.    I just have a quick question regarding your August 1st Americas Update. I used to work as an import clerk and am familiar with quota requirements but wondered if you could advise exactly what goods fall into categories 342/347/348. I assume they are textiles but are they specific as to a type of fabric or article of clothing? Aren't the quota's allocated to origin vendors so that one vendor may still have room to ship under the quota while another's may be used up? Its been quite a few years since I've been involved in this area and any comments you could provide would be greatly appreciated.

We find ourselves somewhat amused that the financial community reads our customer updates. You are correct in your assessment that 342/347 and 348 are textiles. Category 342 is for women's skirts and 347 and 348 are trousers—men's and women's, respectively.

The whole issue of import quotas and visas is rather complex—which having read the resume included in your question we assume you undoubtedly know. Import quotas are assigned to specific countries by the United States government. The exporting countries then allocate their allotted quota among the members of their manufacturing base by whatever criteria they may choose. In order to track who is entitled to use these quotas, physical evidence of the entitlement in the form of visas must be issued to manufacturers of goods by the government of the exporting country. There is no requirement that a country limit the number of visas issued to the total quota allowed by the United States government.

U.S. Customs cooperates with the government of the exporting country and requires that these visas accompany the customs entry for commodities designated as "quota" goods. Typically one of the terms contained on a U.S. consignee purchase order is the stipulation that the manufacturer be able to obtain all required visas in good order, but since more visas can be issued than there is quota available, possession of a visa does not mean that quota will remain unfilled at the time the order is ready to be imported into the United States.

Once the quota from any one country is 98% filled, U.S. Customs places a "hold" status on the further importation of quota goods from that country. In practical terms, this "hold" status means that before any entries will be admitted into the commerce of the United States, Customs must do a separate "search" to ascertain that the most current activity didn't "close" this origin's established quota for this commodity.

At the point of the "hold", there also begins a "negotiation" phase where the quota country may work with U.S. authorities to gain more current quota for outstanding visas in exchange for giving up some quota otherwise available at a later period. This is why it is not uncommon to see some commodities having had imports which in the aggregate exceed the quota that was originally established.

6.    You discussed some of the company's struggles with the European operation last quarter. The second quarter of 2002 was similarly tough in that region. Do you feel that you are making progress in returning the region to "Expeditors-like" profitability?

We do feel that we are making progress in Europe and have great confidence in the current management team that is working on this situation. Once we became acclimated to working in Europe, we understood why they say "Rome wasn't built in a day." We came to understand it might well have been possible to have been done in a day it not for European social costs, mandatory work week limitations and vacation policies that resemble what the rest of the world might call a sabbatical.

These employment laws and social costs make Europe a difficult place to make changes, particularly relative to North America and the Far East. What we are doing in Europe is a particularly bold cultural undertaking.

At Expeditors, we often say that sometimes you have to take a step backward to be able to take two forward. That maxim certainly holds true in regard to our efforts in Europe. While Europe has traditionally been our most balanced geographic area (import versus export), it was the least integrated with other geographic regions. This was true from a sales and business side. It was also true culturally and Europe was the area we had with the most exposure to account concentration issues.

In the rest of our company, growth in one area contributed to growth in another. Europe, in its non-integrated state, only tended to benefit Europe. Its growth and development didn't add as many synergies to the network as did the other geographic regions. After some significant and difficult changes in management, we had to make some very difficult decisions in some countries concerning our account base and our sales force. We believe that the outcome of all that, while painful in the short-term, will result in a healthier, more productive Europe in the long-term.

It is probably no secret that this stuff is written in Washington state—home of some great apples. Oftentimes, in driving by the apple orchards, you will see piles of branches where farmers have sawed off fruit bearing limbs. Why would the farmer reduce his or her fruit growing capacity? After all, the apple farmer surely understands that the more apples that grow, the more money he or she will make.

Looking deeper, you would understand that apple farmers don't just worry about what can be grown in the current season. Instead, they worry about how to maximize the length of time that an apple tree will bear fruit and how to maximize the fruit that will be borne each season over the longest time possible. The steps they take today might not benefit them directly for several years, but the farmer understands that without cutting away the deadwood, the length of time that the particular tree will produce apples might be diminished. This says nothing about the quality of the apples that the tree will produce.

Left to their own devices, an apple tree will naturally grow apples. However, if allowed to grow in an undisciplined fashion, the total apple producing capacity of the tree will be diminished as an overgrowth of branches will result in a lot of smaller apples or more apples grown without adequate sunlight, etc. A good farmer knows when to use the saw and this process is not unlike how a properly grown international logistics network is maintained.

When the growth in one branch or one geographic area happens in a manner that is not optimal for the long-term benefit of the network, difficult and expensive decisions have to be made to "prune, graft and fertilize". These moves may result in a season or two of diminished production, but in the long run the effort is worth the sacrifice. It still takes some time for the offices to grow into all these changes and you can't hurry time.

Already we are noticing that our "new growth" is taking hold in the spirit of co-operation between Europe and the rest of our network. This is cooperation that has not existed in the past. For instance, one of our goals for a long time has been to become as effective at increasing our inbound freight from the Far East to Europe as we are at bringing freight from the Far East to North America. That collaboration is working nicely and is beginning to bear fruit. It may take a little more time to get to the levels that we expect, but we are confident that when we are through we will have a Europe that is much more like the rest of Expeditors. By achieving this goal, we are confident that we will be laying the foundation for future growth and expansion in Europe. This will be growth that will benefit not just Europe, but the entire company. How about those apples?

7.    Can you please explain the restatement of gross revenue and why you felt it was necessary to do so? In addition, will you make available quarterly historicals on a restated basis?

Restatement is a harsh word and the term certainly carries with it emotional baggage that does not accurately reflect what we did here.

We think that analysts who write financial notes need to become familiar enough with accounting terminology to use the right word in the right context. When a financial fool tries to rectify past wrongs without necessarily penalizing the results of the current quarter, they will have a restatement. While we can appreciate that analysts have become unduly familiar with the word "restatement"—what with all the nonsense that has gone on over the last few years, this is not the only big accounting word that begins with the letter "R". What we did was properly term a reclassification and not a restatement.

There is an important distinction between a restatement and a reclassification. A restatement would imply that previously reported figures were in error and usually that the previously reported earnings figures were more positive than they should have been. A reclassification is a shift in the numbers previously reported but the bottom line remains the same. Since we focus on the bottom line, we see a tremendous difference between a restatement and a reclassification.

It is a fact that from time to time, the standard setting bodies responsible for GAAP promulgate new rules that clarify the nature of recurring transactions. In this case, the Emerging Issues Task Force of the Financial Accounting Standards Board issued EITF D-103 entitled Income Statement Characterization of Reimbursements Received for "Out of Pocket' Expenses Incurred. This pronouncement became effective for Expeditors for financial statements issued on or after January 1, 2002 which in plain English meant our financial statements for the first quarter of 2002.

When we first looked at EITF D-103, we did not think that any of these provisions applied to us. We prepared our earnings press release on this basis. Therefore, we did not include the reclassifications in the income statement that accompanied the press release. With hindsight, it is possible that our focus on net revenue, as opposed to gross, may have caused us to look at this pronouncement with less than an open mind. After all, net revenue, operating income and net earnings wouldn't change, so what possible relevance would this pronouncement have on our reported numbers?

To be candid, one reason we did not want to implement this new pronouncement was that we did not want to make a change that would increase our gross revenue numbers. We had been through a year where we were hammered for the absence of growth in our gross revenue and we were worried that folks would think we had fallen from our net revenue-focused ways. Let us set that thought to rest—should it exist anywhere. We still focus on net revenue and really find gross revenue nothing more than a passing fancy.

After the press release, our independent auditors took us kicking and screaming to the reality that not only did certain provisions of EITF D-103 apply to us, but that we were obligated to reflect these reclassifications in our first quarter Form 10-Q. Having paid dearly for this good advice, we felt obligated to take it and let the chips fall where they may. We took care to make the change very obvious to any casual reader of our first quarter Form 10-Q.

The amazing thing to us in this whole saga has been the sad realization of how few people who make their living using words like "restatement" and dispensing financial advice about Expeditors to paying customers bother reading stuff found in a Form 10-Q. Had anybody actually looked, there is a complete description of this reclassification, a narrative explaining why we made the change, and a table showing the differences that were reflected in our first quarter Form 10-Q which we filed back on May 14, 2002.

We received not a single question or comment from the financial community in connection with this reclassification until we issued our second quarter earnings release reflecting changes consistent with our disclosure made in an SEC filing some three months earlier. We believe that our experience with the "model not panning out" sheds light on how so many companies could have gotten away with so much for so long: just publish wonderful pro forma nonsense in the press releases and then tell the boring truth in a filing on Form 10-Q, confident that nobody reads the boring stuff anyway. To quote the lyrics from a CCR song from some thirty years ago, "And I wonder, still I wonder, who'll stop the rain?"

8.    You noted in your release the unprecedented airfreight yield declines. Your reputation is that you are better than your competitors at passing through increased transportation costs. Have you been able to pass through some of the recent spike and ease some of the pressure on your airfreight yields? Is the capacity situation beginning to balance out better now that significant additional capacity has been added, particularly in the Far East?

In July 2002, we began to pass on the recent air rate increases. Typically, rate increases from the airlines have been announced with a specified amount of lead-time before any implementation. This typically gives us time to have the kind of discussions necessary to help our customers see the necessity of raising rates. This time around, the airlines, in most cases, did not give the amount of lead-time that they have historically done. Basically that was unprecedented, as well.

In the face of this change, we made a decision that we had to allow a reasonable amount of notice and allow for appropriate discussions with our customers before we could implement rate increases. As a result, our rate increases lagged the airline's implementation by a couple of weeks and we paid for that delay with margin.

An increase in tonnage kept us from going backward while we were discussing the rate increase issue with our customers. We've tried to take a proactive and account specific approach with our customers and hope we've been successful in our quest to explain the necessity for these rate increases. Selling a rate increase is a difficult thing, much like a trip to the dentist. You may know it is necessary, but there might be pain in the immediate future.

The laws of supply and demand are absolutely in effect in the freight markets. Our role is to provide information and be a functionary as pricing wars play out over time. Ultimately, shippers and consignees can't expect airlines to move cargo at rates that are below the cost. The airlines need the money right now and the market, at least at this writing in August 2002, seems to be in their corner.

9.    U.S. operating income growth was strong once again the second quarter. The sequential improvement appears to mirror the $2 million that net revenue improved but expenses do appear to have declined slightly. Is there anything going on here other than better net revenue on a relatively fixed cost infrastructure?

Yes, there is something going on here. Our U.S. offices have had an aggressive productivity and cost management program in place for over a year now and that has certainly continued to pay off in their numbers.

10.    Is there any sense within the data you see from customers, or conversations with them, how much of the shipping activity may have been "pre-shipping" relative to concerns about the longshoreman contract negotiations on the West Coast? Would more of this have been ocean, or would air also have seen an impact in June as well? Are there any signs that such activity might be impacting volumes so far during the current quarter?

Many customers we talk with did want to make sure that their peak season freight got a jump on the holiday season. Undoubtedly there was some effect, but quantifying what that effect was is very difficult. So far, at least from what we see from preliminary July data, freight volumes remained strong throughout the entire month. But this is not unlike what you would expect this time of year.

The proof in the pudding will come at the point in time when business starts to take its seasonal drop. If there was a big impact because of this "pre-shipment" trend, it will show up through the peak season ending early. To this point in August 2002, we've not seen anything that is atypical. Rest assured, we're just as interested in reading those tea leaves as you are and when we see something we can comment on, we'll say something—if we're asked.

11.    Does air chartering negatively impact your air net revenue margins? Is this customer service driven, but more costly, such that margins are compressed as a result? If so, could this lead to further pressure on such margins in the third and fourth quarters of 2002? Was some of the compression in airfreight margins due to some of the freighter maintenance issues Expeditors referenced in its last 8K filing? Will this impact still be felt in the third quarter or will it lessen from the effect during this last quarter?

As a general rule, air net revenue yields are lower from chartering operations than from standard commercial freighter operations. The tightening of margins and the lack of space in the commercial sector make chartering both acceptable to our commercial airline partners and also from our own economic perspective.

Once airfreight yields are so low, the marginal cost of a charter becomes easier to consider. This is particularly true when a charter is the only way that we can be certain we can meet customer service requirements. While not predicting, because ultimately who knows, we expect that rate increases would somewhat improve margins in the short- to near-term. That having been said, it is prudent to note that typically in the third and fourth quarters, air freight yields narrow.

As we answered last month, we don't think any of this had anything to do with equipment being pulled off for scheduled maintenance. It had more to do with the carriers being in a position where supply of air cargo lift was less than the cargo that was available out there. The airlines could make more money by raising rates than they could by putting on extra capacity—Adam Smith's invisible hand at work again.

12.    Why did depreciation decline? I see that there were some property and asset sales and am thinking one is related to the other, but since you can never be too certain, I thought I would ask.

We attribute the decline in depreciation to two things:

  1)
  The length of time that has passed since we moved into our new corporate office and also our new facility at the JFK airport in New York. Both of these moves resulted in substantial capital expenditures for items that we depreciate over three years. With the passage of time, these items have now been fully depreciated.

  2)
  In anticipation of significantly upgrading the computer system over the next several years, we have been more judicious about purchasing new equipment at higher prices which may or may not be in use in another three years.

13.    I was surprised that with cash up, interest income was not a bigger number. I was thinking that by now, we would be "grand fathering" the lower interest rates from last year, so I was sort of surprised that interest income wasn't closer to last year's level. How can this be explained?

While interest rates dropped off last year in the second quarter, it was really from the third quarter of last year onward when the interest rates really took a dive.

14.    Can you comment on the mix of business during the quarter, i.e., as the quarter moved on, how much better was each successive month than the prior month?

Yes, we can. April and May were strong, and very much comparable. June 2002 was extraordinary and by far the strongest month of the second quarter.

15.    Can you comment on current business and the outlook for this quarter and the rest of the year.

We could, but we wouldn't exactly be sure what to say. We only know that the July preliminary indicators looked reassuring to us and that we'll know more when we see the July 2002 P&L around the middle of this month. As we've said before, one month does not a quarter make. As for the rest of the year, there are far too many questions for us to make predictions—even if we did those kinds of things.

16.    Could you explain the differences in the current method of presenting gross revenues by segment versus previous method.

Simply put, there were certain outlays related to accessorial charges where we issued an invoice to customers for which we recorded as revenue only the amount of profit we were allowed on each shipment. This was, in essence, net accounting.

We did not record the entire amount of the outlay, plus any profit we made, as gross revenue. The new EITF statement requires that in instances where the company retains the collection risk for the entire amount of the account receivable, the Company is required to show the revenue gross as opposed to net. Since in these instances we did retain the entire collection risk on the receivable, meaning that we were obligated to pay out the charges regardless of ultimate collection of the amount, we complied with the provision of EITF D-103 and began booking this revenue gross as opposed to net.

17.    Could you provide employee headcounts by region as of the end of the second quarter of 2002 as you have done in the past?

The following table shows headcount by region as of June 30, 2002:

	2002	2001	Inc. (Dec.)
Corporate*	353	316	37
North America*	2,808	3,097	(289)
South America	249	269	(20)
Far East	1,807	1,802	5
Europe	1,465	1,396	69
Middle East	695	720	(25)
Australasia	176	157	19

	7,553	7,757	(204)

*Corporate 2002 headcount totals, when compared to amounts reported in the prior 8-K, contain approximately 95 IS staff which were included as part of the North America figure in 2001. The 2001 numbers have been reclassified to reflect this change. This is not a restatement of 95 personnel. No matter which way we present this data, the 95 people worked doing the same thing in both periods.

18.    During the past month have you picked up any evidence, anecdotal or otherwise, that would suggest shippers have attempted to move more cargo into the U.S. from Asia in response to uncertainty surrounding west coast ILWU contract negotiations. We understand that Asian factories cannot substantially alter production schedules on many types of merchandise shipped for the Christmas season, but we have also heard that certain products such as toys can be pulled back and shipped earlier. Do you think there has been any impact on the timing of (pre-Christmas) shipping activity this year due to west coast uncertainty, and if so is this primarily ocean based?

To the extent that there was an impact, it would logically be more focused on ocean freight. It appears that there may have been some spillover in the airfreight market, as well, towards the end of the second quarter of 2002; however, the degree is difficult to quantify.

The real extent to which freight was shipped early won't be known until the peak season for ocean freight stops. Typically ocean freight starts to drop off the last part of October and declines sequentially through December. As of yet, we're not noticing anything different from what we would expect to see in the beginning of an August.

19.    Salaries as a percent of net revenue continued to trend lower in the second quarter of 2002 at 53.6% vs. 54.1%, how comfortable are you that you can continue to hold down salary expense such that it continues to decline as a proportion of net revenue. By the way, nice job on pre-overhead gross profit per employee in the second quarter of 2002.

In our view, salary cost as a percentage of net revenue has remained remarkably constant on a year over year basis for a long period of time. As long as business stays relatively stable, we are aware of nothing at this point that would lead us to think that we could be in for any big changes here.

20.    My name is XXXX XXXXXXXX and I am an individual investor. I have a question regarding the appearance of "deferred Federal and state income taxes" on your second quarter 2002 balance sheet. You list this as both an asset (entry of 10,921) and a liability (entry of 12,694). My question is: how can the same item be classified as both? Why are the amounts just not added together to produce a total liability of 1,773?

In order to fully answer your question it is important that we establish an understanding of what creates deferred taxes—as opposed to say regular taxes. The term "deferred taxes" sounds like kind of a neat idea. After all, having taxes that you just put off paying until another day seems likely to appeal to most people, but there is a little more to it.

Financial statements, like the ones you are reading, are presented in accordance with a basis of accounting commonly referred to as GAAP which stands for "Generally Accepted Accounting Principles." GAAP is defined by accounting setting bodies such as the FASB and the SEC and is designed to fairly present the financial condition of different businesses. Tax returns are prepared on a basis of accounting defined by Congress and the Internal Revenue Service and is designed with an eye to raising revenue, not fairness.

As a consequence, the earnings computed using GAAP will differ, and sometimes substantially, from the earnings required to be displayed on a tax return. While this is an overstatement, typically the IRS will require a company to recognize income more quickly than will GAAP basis accounting. It is also true that GAAP is much more accepting of expenses than is the tax code, but not always. However, most of these differences in treatment are a matter of timing. This means that over time, the methods will catch up with each other.

While we could say that tax expense in any year is whatever is properly reflected on the tax return, that is not what GAAP requires. The difference between GAAP tax expense (calculated by multiplying taxable GAAP earnings by the applicable statutory tax rate) and the income tax that is actually paid per the tax return is caused by timing differences in how income and expense items are treated by the IRS and by GAAP. These timing differences can create assets, where tax accounting is less severe than GAAP accounting in pushing expenses through the income statement, or they can create liabilities, where the tax code embraces income more quickly than GAAP.    The aggregation of the tax effect of these timing differences is booked on the balance sheet as deferred tax assets and liabilities, but they cannot just be netted against each other to create a smaller deferred whatever.

The definitive pronouncement for accounting for income tax is Financial Accounting Standards Board Statement No. 109 (FAS 109). In our particular instance, we have some elements of our deferred taxes that are future liabilities and some elements that are future assets. No netting allowed here. The primary source of these timing differences at Expeditors is the accounting for foreign earnings. For GAAP financial purposes, we provide taxes on our worldwide income at the statutory rate in the period we earn it. For tax purposes, we only have to pay tax when these earnings are repatriated to the United States. Just to muddy the waters a little more for you, we are allowed a tax credit in the United States for taxes paid on income earned abroad. This means that the tax expense that we accrue on our financial statements will be paid sometime, but for right now it is deferred.

21.    During the second quarter 2002, how much of the year over year increase in gross revenue for airfreight and ocean freight related to volume and how much related to pricing?

The year over year increase in gross revenue was primarily volume driven. As we have already explained, late quarter price increases were not passed on to customers during this quarter to any great degree. At this time we do expect customer acceptance of changing market conditions given time to adjust to the situation.

22.    How much did freight transportation rates change for airfreight and ocean freight during the second quarter 2002 on a year over year basis for Expeditors?

Rates in ocean were generally softer while rates in airfreight were not. Given the diversity of pricing based on lane and commodity type moved, we cannot give you a better overall picture.

23.    So far in third quarter 2002, how have airfreight and ocean freight rates changed from the second quarter? (Increasing or decreasing at a faster or slower rate?)

Rate increases on the airfreight side were initiated beginning in July 2002, other than that, we don't have a lot to say about the third quarter of 2002 because we haven't seen any numbers yet.

24.    Please quantify the impact that the charter flights Expeditors used during second quarter 2002 had on airfreight net revenue margins. How much of the second quarter airfreight net revenue was derived from charters? Generally, how much lower are net revenue margins for charter business than non-charter business?

Quantification of what the charters did is nigh onto impossible. One thing to remember, as we pointed out in a previous answer, the compaction of airfreight yields made chartering an acceptable alternative. Our customers benefited from the service they received, but we can't really quantify this either.

25.    What factors caused the second quarter 2002 airfreight and ocean freight net revenue margins to be lower than the first quarter 2002 net revenue margins?

We could try to be eloquent here, but the fact is there is a simple answer. There was more freight trying to move with less available space to lift it. In these instances, the airlines opportunistically raise rates to maximize their profits.

26.    On a trade lane basis (Asia to NA, NA to Asia, Asia to Europe, Europe to Asia, NA to Europe, and Europe to NA), what trade lanes showed the most year over year strength during second quarter 2002? How did these trade lanes perform relative to first quarter 2002 (strengthening or weakening) on a year over year basis?

In the second quarter of 2002, Asia to North America showed the most impressive year over year strength.

27.    What exactly is the line-item on the cash flow statement: "Cash paid for note receivable secured by real estate"?

It is basically an interest bearing mortgage note receivable that we hold on a building. We actually use the facility for our distribution product and we have occupancy under a five-year lease. The building was a sound investment, but we did not want to legally own the building for several reasons.

We were willing to loan a real estate development company the money they wanted to borrow to purchase the property. They renovated it and leased it back to us for 5 years. The real estate company is a real company, with real profits owned by real people who have no direct or indirect ties to Expeditors, or any of its affiliates. This means that this is not a special purpose entity. Given where interest rates are, having a mortgage making money at 6% is not a bad deal for us and our rent reflects their cost of funds in this investment.

28.    As can be seen in the second quarter of 2002 results, you achieved $54.9 million of incremental gross airfreight forwarding revenue year-over-year; however, net revenue was flat at $62.4 million, implying a 0% net revenue margin on the incremental business. What was the actual net revenue margin on the incremental business, and was yield pressure as strong as what's implied in these numbers?

We will concede that marginal analysis works in the economic analysis of almost all situations. This is not one of them as in contrast to the economist, we are unable to assume away reality.

The problem with your question, as we see it, is that by focusing on the increment, you assume that we maintained our prior year's margins on all of the business that we had in the prior year. This results in your conclusion that we basically moved all the new business at no profit. That is, of course, not the reality of the matter.

There were severe yield pressures on the airfreight product in the second quarter of 2002 for reasons already discussed. The pre-existing business saw margin declines compared with the margins of a year ago. Our new business was handled at lower margins than were available a year ago. In fact, it is our view that all business had the same average margin so long as you adjust for trade lane and volume differences. We are close to saying nothing here, but it sounds important doesn't it?

We have said for a long time that we are not married to margins or yields and that yields rise and fall according to the dynamics of the airfreight market. It really is as simple as that.

29.    In the Far East, you reported $71 million of incremental gross revenue; however, your Far East net revenue declined $(0.7) million, implying a negative net revenue margin on the incremental gross revenue. Can you explain this occurrence?

There you go again playing with your increments. Do you need glasses yet—because if you keep this up, you're on your way to going blind.

What really happened is that we moved a lot more freight at lower margins than we were able to enjoy last year. It was a carrier controlled kind of market and we had increases handed to us faster than we could commercially pass them forward. There was no distinction between the "incremental" freight and the base freight. Our overall margins were lower in the second quarter of 2002.

30.    For the second quarter of 2002, you achieved an overall ocean net revenue margin of 22.3%. However, mathematically, there is an implied 18.9% net revenue margin on the incremental gross revenue earned during the second quarter of 2002 ($5.1 million of incremental net revenue divided by $26.9 million of incremental gross revenue). For the first quarter of 2002, we calculate that you achieved an implied 44.2% net revenue margin on $11.8 million of incremental gross ocean forwarding revenue; this implied incremental net revenue margin was higher than the first quarter of 2002's total ocean net revenue margin of 24.5%. Could you please explain the deterioration in incremental ocean yields from the first quarter to the second quarter of 2002?

Ok, its official—you've kept up this incremental talk until you actually can't see.

Again the same answer—when rates move, they move across the entire freight portfolio that we are servicing. Mathematical implications about incremental costs and incremental revenues are interesting but meaningless in the context that you've framed your question. A focus on the increment at the exclusion of the base is a sure way to come up with the wrong conclusion.

31.    Sequentially ocean net revenue margins declined (2.3) percentage points; however, we have not seen ocean rate increases happen much on your major trade lanes. Can you explain the sequential deterioration in ocean pricing?

Part of this is a mix issue and part of this is because there were increases during the quarter. With all due respect, just because you didn't see them, doesn't mean that they didn't happen. This is what happens when you keep playing around with those incrementals. A clear case of diminished vision here.

32.    You had been executing an average of four charters per week ex Hong Kong to relieve the backlog situation in terms of airfreight traffic between Asia and North America. Do you still find yourself needing to utilize charters?

As long as margins and yields from charter and commercial operations are comparable, we will supplement our normal operations with charters. We use charters when we have to and when we are able. At this stage, they are not a long-term part of our strategy; rather they are a short-term solution to a problem. So, charters will be part of our strategy until they are not.

33.    Could you please provide pro-forma financial statements as far back as possible, using the new accounting method for gross and net revenues? If possible, could you please include historical pro-forma statements for gross and net revenues by geography too? They were not available in the 10-Q for the first quarter of 2002.

The pro forma quarterly information that you requested is found below. The geographical information will be available later this month.

For the three months ended
(In thousands)

				December 31, 2000			December 31, 1999			December 31, 1998
	December 31, 2001
			% Incr			% Incr			% Incr			% Incr
	Net	Gross		Net	Gross		Net	Gross		Net	Gross
Revenues:
Airfreight	$248,480	259,934	5%	292,064	302,745	4%	279,311	288,949	3%	203,651	210,067	3%
Ocean freight and ocean services	126,684	147,232	16%	117,821	135,221	15%	95,533	110,141	15%	66,338	77,557	17%
Customs brokerage and import services	54,421	83,492	53%	56,393	84,626	50%	47,899	72,910	52%	38,724	57,913	50%

Total Revenues	429,585	490,658	14%	466,278	522,592	12%	422,743	472,000	12%	308,713	345,537	12%

Costs:
Airfreight	183,691	195,145	6%	224,561	235,242	5%	225,785	235,423	4%	158,252	164,668	4%
Ocean freight and ocean services	90,630	111,178	23%	88,273	105,673	20%	72,834	87,442	20%	48,039	59,258	23%
Customs brokerage and import services	—	29,071		—	28,233		—	25,011		—	19,189

Total Costs	274,321	335,394	22%	312,834	369,148	18%	298,619	347,876	16%	206,291	243,115	18%

Net Revenues	$155,264	155,264		153,444	153,444		124,124	124,124		102,422	102,422

For the three months ended
(In thousands)

				September 30, 2000			September 30, 1999			September 30, 1998
	September 30, 2001
			% Incr			% Incr			% Incr			% Incr
	Net	Gross		Net	Gross		Net	Gross		Net	Gross
Revenues:
Airfreight	$232,573	242,773	4%	277,658	287,598	4%	248,215	256,283	3%	182,798	188,744	3%
Ocean freight and ocean services	141,783	166,680	18%	142,818	163,956	15%	111,365	129,266	16%	70,595	82,767	17%
Customs brokerage and import services	52,732	79,826	51%	54,887	81,479	48%	46,559	69,049	48%	36,282	51,369	42%

Total Revenues	427,088	489,279	15%	475,363	533,033	12%	406,139	454,598	12%	289,675	322,880	11%

Costs:
Airfreight	167,082	177,282	6%	215,798	225,738	5%	200,846	208,914	4%	145,379	151,325	4%
Ocean freight and ocean services	102,187	127,084	24%	108,240	129,378	20%	85,574	103,475	21%	51,406	63,578	24%
Customs brokerage and import services	—	27,094		—	26,592		—	22,490		—	15,087

Total Costs	269,269	331,460	23%	324,038	381,708	18%	286,420	334,879	17%	196,785	229,990	17%

Net Revenues	$157,819	157,819		151,325	151,325		119,719	119,719		92,890	92,890

For the three months ended
(In thousands)

	June 30, 2001			June 30, 2000			June 30, 1999			June 30, 1998
			% Incr			% Incr			% Incr			% Incr
	Net	Gross		Net	Gross		Net	Gross		Net	Gross
Revenues:
Airfreight	$214,111	224,113	5%	236,472	246,259	4%	207,190	214,434	3%	152,017	157,485	4%
Ocean freight and ocean services	123,954	143,175	16%	117,246	134,195	14%	84,233	97,473	16%	54,586	64,101	17%
Customs brokerage and import services	52,614	78,225	49%	50,778	75,136	48%	40,557	59,933	48%	35,367	48,963	38%

Total Revenues	390,679	445,513	14%	404,496	455,590	13%	331,980	371,840	12%	241,970	270,549	12%

Costs:
Airfreight	151,742	161,744	7%	186,192	195,979	5%	164,407	171,651	4%	120,433	125,901	5%
Ocean freight and ocean services	91,170	110,391	21%	90,190	107,139	19%	63,343	76,583	21%	39,163	48,678	24%
Customs brokerage and import services	—	25,611		—	24,358		—	19,376		—	13,596

Total Costs	242,912	297,746	23%	276,382	327,476	18%	227,750	267,610	18%	159,596	188,175	18%

Net Revenues	$147,767	147,767		128,114	128,114		104,230	104,230		82,374	82,374

For the three months ended
(In thousands)

	March 31, 2001			March 31, 2000			March 31, 1999			March 31, 1998
			% Incr			% Incr			% Incr			% Incr
	Net	Gross		Net	Gross		Net	Gross		Net	Gross
Revenues:
Airfreight	$235,834	245,160	4%	208,181	216,859	4%	182,117	188,453	3%	147,147	152,277	3%
Ocean freight and ocean services	116,061	133,597	15%	94,968	109,039	15%	65,073	75,960	17%	45,329	54,310	20%
Customs brokerage and import services	53,386	78,863	48%	45,895	69,613	52%	36,522	53,531	47%	30,873	43,491	41%

Total Revenues	405,281	457,620	13%	349,044	395,511	13%	283,712	317,944	12%	223,349	250,078	12%

Costs:
Airfreight	173,981	183,307	5%	162,396	171,074	5%	142,027	148,363	4%	115,642	120,772	4%
Ocean freight and ocean services	85,614	103,150	20%	71,176	85,247	20%	47,272	58,159	23%	31,943	40,924	28%
Customs brokerage and import services	—	25,477		—	23,718		—	17,009		—	12,618

Total Costs	259,595	311,934	20%	233,572	280,039	20%	189,299	223,531	18%	147,585	174,314	18%

Net Revenues	$145,686	145,686		115,472	115,472		94,413	94,413		75,764	75,764

34.    You have chosen to use a new accounting method for gross and net revenues, starting with first quarter of 2002 results. From your 10-Q filing, we are aware that this does not affect the total reported net revenue figure, but we have not seen your competitors adopt this new accounting method. Can you please explain in further detail why you chose this new accounting method?

Two points to be made with this question:

  1)
  We couldn't care less what our competitors are doing with their accounting or anything else for that matter. This wouldn't be the first time that we did something different from our competitors.

  2)
  We did not choose this method, the Emerging Issues Task Force issued a definitive pronouncement (EITF D103) that we ultimately felt, and our auditors strongly concurred, required that the revenue and costs deducted in arriving at net revenue be reclassified to show certain accessorial charges gross, as opposed to net. With accounting standards, when the rules are definitively established, you often do not get a choice. When the rules change or are clarified, you need to conform to past presentations to the new accounting order.

Finally, we want to commend you for actually taking the time to read the 10-Q. Like flossing, it is a good habit to have.

35.    Being over 50% exposed to the Far East in terms of geography and 50% exposed to airfreight in terms of your product mix, how does the airfreight pricing environment appear to look in Asia now compared to the second quarter of 2002?

Rates are still tending to rise as air carriers continue to implement various increases. These pricing increases are being passed on to customers and at this point the customers seem to understand the necessity of the increases. As long as space is tight, the market forces of supply and demand will work to push pricing higher.

36.    How you derive the figure for "transfers between geographic areas" for each region on your segmented revenue breakdown?

This is simply the aggregate profit share paid to destination offices by origin offices. The amount of this destination profit split is established in accordance with company policy for sharing the profit on shipments in recognition of the relative efforts and risks involved in the transaction.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
August 9, 2002	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer
August 9, 2002	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President—Chief Financial Officer and Treasurer